As filed with the Securities and Exchange Commission on October 7, 2005
                               Reg. No. 333-99543

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        POST EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        THE SINGING MACHINE COMPANY, INC.

             (Exact name of registrant as specified in its charter)

           Delaware                                         95-3795478
  (State or other jurisdiction of                         (I.R.S. Employer
  incorporation or organization)                         identification No.)


                          6601 Lyons Road, Building A-7
--------------------------------------------------------------------------------

                             Coconut Creek, FL 33073
--------------------------------------------------------------------------------
              (Address of principal executive offices) (Zip Code)

                     YEAR 2001 STOCK OPTION PLAN, AS AMENDED
                              (full title of plan)

                                  Yi Ping Chan
                             Chief Executive Officer
                        The Singing Machine Company, Inc.
                          6601 Lyons Road, Building A-7
                             Coconut Creek, FL 33073
                                 (954) 596-1000
--------------------------------------------------------------------------------
           (Name, address, and telephone number of agent for service)

                                 With a copy to:

                             Darrin M. Ocasio, Esq.
                       Sichenzia Ross Friedman Ference LLP
                             1065 Avenue of Americas
                               New York, NY 10018
                                 (212) 930-9700
                               Fax: (212) 930-9725

                                EXPLANATORY NOTE

      Pursuant to General Instruction E of Form S-8, this Post-Effective Amendment No. 2 Registration Statement is being filed in order to include a Form S-3 resale prospectus with respect to the resale by the selling stockholders named herein of up to an aggregate of 12,911 shares of common stock, $0.01 par value per share, of The Singing Machine Company, Inc. with respect to its Year 2001 Stock Option Plan, as amended. No additional securities are being registered.

      On September 13, 2002, we filed with the Securities and Exchange Commission ("SEC') a Registration Statement on Form S-8 (File No. 333-99543), as amended, pertaining to our Year 2001 Stock Option Plan, which provided for the granting of stock options to eligible participants under the Plan. At our Annual Shareholder Meeting held on February 26, 2004, our shareholders approved an amendment to our Year 2001 Stock Option Plan which permits us to award shares of common stock to eligible participants under the Year 2001 Stock Option Plan in addition to stock options. We filed Post Effective Amendment No. 1 on April 20, 2004 to file our Year 2001 Stock Option Plan, as amended.

      The Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of registered shares of common stock which have been issued upon the grants of common stock to executive officers and directors of The Singing Machine Company, Inc.

Prospectus

                        The Singing Machine Company, Inc.

                          12,911 SHARES OF COMMON STOCK

                             issued pursuant to the

                     Year 2001 Stock Option Plan, as amended

      This prospectus relates to the sale of up to 12,911 shares of common stock of The Singing Machine Company, Inc. offered by certain holders of our securities acquired upon the exercise of options issued to such persons pursuant to our Year 2001 Stock Option Plan, as amended. The shares may be offered by the selling stockholders from time to time in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

      Our common stock trades on The American Stock Exchange under the symbol "SMD." On October 6, 2005, the closing sale price of the common stock was $0.38 per share. The securities offered hereby are speculative and involve a high degree of risk and substantial dilution. Only investors who can bear the risk of loss of their entire investment should invest. See "Risk Factors" beginning on page 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this prospectus is October 7, 2005.

                                TABLE OF CONTENTS
                                                                            PAGE

Prospectus Summary                                                          5
Risk Factors                                                                6
Selling Stockholders                                                        15
Plan of Distribution                                                        16
Interests of Named Experts and Counsel                                      16
Incorporation of Certain Documents by Reference                             16
Disclosure of Commission Position on
  Indemnification For Securities Act Liabilities                            17
Available Information                                                       18

                               PROSPECTUS SUMMARY

OVERVIEW


      We are engaged in the production and distribution of karaoke audio software and electronic recording equipment. Our electronic karaoke machines and audio software products are marketed under the Singing Machine(R), MTV(R), Nickelodeon(R), Care Bears(R) and Motown(R) brand names.

      Our corporate offices are located at 6601 Lyons Road, Building A-7, Coconut Creek, Florida 33073, and our telephone number is (954) 596-1000.

THIS OFFERING

Shares of common stock outstanding
prior to this offering......................... 10,047,371 as of October 3, 2005

Shares offered in this prospectus.........................................12,911

Total shares outstanding after this offering .........................10,060,282

Use of proceeds................. We will not receive any proceeds from the sale of the shares of common stock offered in this prospectus.

RISK FACTORS

      Investment in our common stock involves a high degree of risk. You should consider the following discussion of risks as well as other information in this prospectus. The risks and uncertainties described below are not the only ones. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline.

      Except for historical information, the information contained in this prospectus are "forward-looking" statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this prospectus.

                       RISKS ASSOCIATED WITH OUR BUSINESS

WE HAVE SIGNIFICANT WORKING CAPITAL NEEDS AND IF WE ARE UNABLE TO OBTAIN ADDITIONAL FINANCING, WHEN NEEDED, WE MAY NOT HAVE SUFFICIENT CASH FLOW TO RUN OUR BUSINESS.

      As of June 30, 2005, our cash on hand is limited. We need approximately $1.35 million in working capital in order to finance our operations over the next three months. We will finance our working capital needs from the collection of accounts receivable, and sales of existing inventory. As of June 30, 2005, our inventory was valued at $2.2 million. If these sources do not provide us with adequate financing, we may try to seek financing from a third party. If we are not able to obtain adequate financing, when needed, it will have a material adverse effect on our cash flow and our ability to run our business. If we have a severe shortage of working capital, we may not be able to continue our business operations and may be required to file a petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code or enter into some other form of liquidation or reorganization proceeding.

WE MAY BE DEEMED INSOLVENT AND WE MAY GO OUT OF BUSINESS.

      As of June 30, 2005, our cash position is limited. We are not able to pay all of our creditors on a timely basis. We are current on approximately 35% of our accounts payable, which total $1.7 million as June 30, 2005. We are not current on our account payable of $0.7 million to our factory in China and $0.1 million interest payment to the debenture holders. If we are not able to pay our current debts as they become due, we may be deemed to be insolvent. We may be required to file a petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code or enter into some other form of liquidation or reorganization proceedings.

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS RAISED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN AS OF MARCH 31, 2005.

      We received a report dated June 24, 2005 from our independent certified public accountants covering the consolidated financial statements for our fiscal year ended March 31, 2005 that included an explanatory paragraph which stated that the financial statements were prepared assuming the Singing Machine would continue as a going concern. This report stated that our operating performance in fiscal 2005 and our minimal liquidity raised substantial doubt about our ability to continue as a going concern. If we are not able to raise additional capital, we may need to curtail or stop our business operations. We may be required to file a petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code or enter into some other form of liquidation or reorganization proceedings.

A SMALL NUMBER OF OUR CUSTOMERS ACCOUNT FOR A SUBSTANTIAL PORTION OF OUR REVENUES, AND THE LOSS OF ONE OR MORE OF THESE KEY CUSTOMERS COULD SIGNIFICANTLY REDUCE OUR REVENUES AND CASH FLOW.

      We rely on a few large customers to provide a substantial portion of our revenues. As a percentage of total revenues, our net sales to our five largest customers during the years ended March 31, 2005 and March 31, 2004 were approximately 40% and 67%, respectively. We do not have long-term contractual arrangements with any of our customers and they can cancel their orders at any time prior to delivery. A substantial reduction in or termination of orders from any of our largest customers would decrease our revenues and cash flow.

WE ARE RELYING ON ONE FACTORY TO MANUFACTURE AND PRODUCE THE MAJORITY OF OUR KARAOKE MACHINES FOR FISCAL 2006, AND IF THE RELATIONSHIP WITH THIS FACTORY IS DAMAGED OR INJURED IN ANY WAY, IT WOULD REDUCE OUR REVENUES AND PROFITABILITY.

      We have worked out a written agreement with a factory in China to produce most of our karaoke machines for fiscal 2006. We owe this factory approximately $0.7 million as of July 25, 2005 and have worked out a verbal payment plan with it. If the factory is unwilling or unable to deliver our karaoke machines to us, our business will be adversely affected. Because our cash on hand is minimal, we are relying on revenues received from the sale of our ordered karaoke machines to provide cash flow for our operations. If we do not receive cash from these sales, we may not be able to continue our business operations.

WE ARE RELYING ON ONE DISTRIBUTOR TO DISTRIBUTE OUR MUSIC PRODUCTS, IF THE DISTRIBUTION AGREEMENT IS TERMINATED, IT WOULD REDUCE OUR REVENUES AND PROFITABILITY.

      We are relying on Warner Brother Publication to distribute our music products in fiscal 2006, if the distribution agreement is terminated, our music revenues might decrease as well as our profitability.

WE ARE SUBJECT TO THE RISK THAT SOME OF OUR LARGE CUSTOMERS MAY RETURN KARAOKE PRODUCTS THAT THEY HAVE PURCHASED FROM US AND IF THIS HAPPENS, IT WOULD REDUCE OUR REVENUES AND PROFITABILITY.

      In fiscal 2005 and 2004, a number of our customers and distributors returned karaoke products that they had purchased from us. Our customers returned goods valued at $3.5 million, or 9% of our net sales in fiscal 2005. Some of the returns were resulted from the customer's overstock of the products. Although we were not contractually obligated to accept this return of the products in fiscal 2005 or fiscal 2004, we accepted the return of the products because we valued our relationship with our customers. Because we are dependent upon a few large customers, we are subject to the risk that any of these customers may elect to return unsold karaoke products to us in the future. If any of our customers were to return karaoke products to us, it would reduce our revenues and profitability.

WE ARE SUBJECT TO PRESSURE FROM OUR CUSTOMERS RELATING TO PRICE REDUCTION AND FINANCIAL INCENTIVES AND IF WE ARE PRESSURED TO MAKE THESE CONCESSIONS TO OUR CUSTOMERS, IT WILL REDUCE OUR REVENUES AND PROFITABILITY.

      Because there is intense competition in the karaoke industry, we are subject to pricing pressure from our customers. Many of our customers have demanded that we lower our prices or they will buy our competitor's products. If we do not meet our customer's demands for lower prices, we will not sell as many karaoke products. In our fiscal year ended March 31, 2005, our sales to customers in the United States decreased because of increased price competition. We are also subject to pressure from our customers regarding certain financial incentives, such as return credits or large advertising or cooperative advertising allowances, which effectively reduce our profit. We gave advertising allowances in the amount of $0.6 million during fiscal 2005 and $2.3 million during fiscal 2004. We have historically offered advertising allowances to our customers because it is standard practice in the retail industry.

WE EXPERIENCE DIFFICULTY FORECASTING THE DEMAND FOR OUR KARAOKE PRODUCTS AND IF WE DO NOT ACCURATELY FORECAST DEMAND, OUR REVENUES, NET INCOME AND CASH FLOW MAY BE AFFECTED.

      Because of our reliance on manufacturers in China for our machine production, our production lead times range from one to four months. Therefore, we must commit to production in advance of customers orders. It is difficult to forecast customer demand because we do not have any scientific or quantitative method to predict this demand. Our forecasting is based on management's general expectations about customer demand, the general strength of the retail market and management's historical experiences. We overestimated demand for our products in fiscal 2003 and 2004 and had $5.9 million in inventory as of March 31, 2004. Because of this excess inventory, we had liquidity problems in fiscal 2005 and our revenues, net income and cash flow were adversely affected.

WE ARE SUBJECT TO THE COSTS AND RISKS OF CARRYING INVENTORY FOR OUR CUSTOMERS AND IF WE HAVE TOO MUCH INVENTORY, IT WILL AFFECT OUR REVENUES AND NET INCOME.

      Many of our customers place orders with us several months prior to the holiday season, but they schedule delivery two or three weeks before the holiday season begins. As such, we are subject to the risks and costs of carrying inventory during the time period between the placement or the order and the delivery date, which reduces our cash flow. As of June 30, 2005 we had $2.2 million in inventory on hand, which impacted our cash flow and liquidity from operations for the three month ended June 30, 2005. As of June 30, 2004, our inventory was valued at $3.1 million, after a $1.7 million reserve had been taken. It is important that we sell this inventory during fiscal 2006, so we have sufficient cash flow for operations.

OUR GROSS PROFIT MARGINS HAVE DECREASED OVER THE PAST YEAR AND WE EXPECT COMPETITIVE MARKET.

      Over the past year, our gross profit margins have generally decreased due to the competition except for fiscal 2005 since we have developed the several new models, which yield higher profit margin. We expect that our gross profit margin might decrease under downward pressure in fiscal 2006.

WE MAY BE UNABLE TO SUCCESSFULLY DEFEND OURSELVES IN THE SYBERSOUND LAWSUIT AND OUR CASH FLOW COULD BE AFFECTED. THE COST TO DEFEND OURSELVES MAY BE SUBSTANTIAL AND OUR NET PROFITABILITY MAY BE AFFECTED.

      We are currently defending ourselves in a lawsuit filed by Sybersound Records, Inc., d/b/a Party Tyme Karaoke, which seeks damages of more than $200 million. Sybersound filed a voluntary dismissal in the Los Angeles Superior Court August 10, 2005. On August 11, 2005, Sybersound, along with various other publishers, filed a claim in the United States District Court for the Central District of California. The lawsuit alleges the following against The Singing Machine Company, Inc: violation of the Lanham Act, intentional interference with prospective economic relations, unfair competition, common law unfair competition, unfair trade practices, rescission and accounting. If we cannot successfully defend ourselves and are forced to pay the judgment, our cash flow could be affected. Alternatively, the cost of successfully defending ourselves may also be great and may adversely affect our net profitability.

OUR LICENSING AGREEMENT WITH MTV NETWORKS IS IMPORTANT TO OUR BUSINESS AND IF WE WERE TO LOSE OUR MTV LICENSE IT WOULD AFFECT OUR REVENUES AND PROFITABILITY.

      Our license with MTV Networks is important to our business. We generated 17.6% and 11.8% of our consolidated net sales from products sold under the MTV license in fiscal 2005 and 2004, respectively. Our MTV license was terminated on December 31, 2004, with an extension to sell certain existing inventory by September 30, 2005. We expect the MTV branded products will be phased out and replaced with SMC brand products going forward.

OUR BUSINESS IS SEASONAL AND THEREFORE OUR ANNUAL OPERATING RESULTS WILL DEPEND, IN LARGE PART, ON OUR SALES DURING THE RELATIVELY BRIEF HOLIDAY SEASON.

      Sales of consumer electronics and toy products in the retail channel are highly seasonal, with a majority of retail sales occurring during the period from September through December in anticipation of the holiday season, which includes Christmas. A substantial majority of our sales occur during the second quarter ended September 30 and the third quarter ended December 31. Sales in our second and third quarter, combined, accounted for approximately 86.7%, 87.2% and 85.6%of net sales in fiscal 2005, 2004 and 2003, respectively.

IF WE ARE UNABLE TO COMPETE IN THE KARAOKE PRODUCTS CATEGORY, OUR REVENUES AND NET PROFITABILITY WILL BE REDUCED.

      Our major competitors for karaoke machines and related products are Craig and Memorex. We believe that competition for karaoke machines is based primarily on price, product features, reputation, delivery times, and customer support. Our primary competitors for producing karaoke music are Compass, Pocket Songs, Sybersound, UAV and Sound Choice. We believe that competition for karaoke music is based primarily on popularity of song titles, price, reputation, and delivery times. To the extent that we lower prices to attempt to enhance or retain market share, we may adversely impact our operating margins. Conversely, if we opt not to match competitor's price reductions we may lose market share, resulting in decreased volume and revenue. To the extent our leading competitors reduce prices on their karaoke machines and music, we must remain flexible to reduce our prices. If we are forced to reduce our prices, it will result in lower margins and reduced profitability. Because of intense competition in the karaoke industry in the United States during fiscal 2005, we expect that the intense pricing pressure in the low end of the market will continue in the karaoke market in the United States in fiscal 2006. In addition, we must compete with all the other existing forms of entertainment including, but not limited to: motion pictures, video arcade games, home video games, theme parks, nightclubs, television, prerecorded tapes, CD's and video cassettes.

IF WE ARE UNABLE TO DEVELOP NEW KARAOKE PRODUCTS, OUR REVENUES MAY NOT CONTINUE TO GROW.

      The karaoke industry is characterized by rapid technological change, frequent new product introductions and enhancements and ongoing customer demands for greater performance. In addition, the average selling price of any karaoke machine has historically decreased over its life, and we expect that trend to continue. As a result, our products may not be competitive if we fail to introduce new products or product enhancements that meet evolving customer demands. The development of new products is complex, and we may not be able to complete development in a timely manner. To introduce products on a timely basis, we must:

      o     accurately define and design new products to meet market needs;

      o design features that continue to differentiate our products from those of our competitors;

      o     transition our products to new manufacturing process technologies;

      o     identify emerging technological trends in our target markets;

      o anticipate changes in end-user preferences with respect to our customers' products;

      o     bring products to market on a timely basis at competitive prices;
            and

      o respond effectively to technological changes or product announcements by others.

      We believe that we will need to continue to enhance our karaoke machines and develop new machines to keep pace with competitive and technological developments and to achieve market acceptance for our products. At the same time, we need to identify and develop other products which may be different from karaoke machines.

OUR PRODUCTS ARE SHIPPED FROM CHINA AND ANY DISRUPTION OF SHIPPING COULD PREVENT OR DELAY OUR CUSTOMERS' RECEIPT OF INVENTORY.

      We rely principally on four contract ocean carriers to ship virtually all of the products that we import to our warehouse facility in Compton California. Retailers that take delivery of our products in China rely on a variety of carriers to import those products. Any disruptions in shipping, whether in California or China, caused by labor strikes, other labor disputes, terrorism, and international incidents may prevent or delay our customers' receipt of inventory. If our customers do not receive their inventory on a timely basis, they may cancel their orders or return products to us. Consequently, our revenues and net income would be reduced.

OUR MANUFACTURING OPERATIONS ARE LOCATED IN THE PEOPLE'S REPUBLIC OF CHINA, SUBJECTING US TO RISKS COMMON IN INTERNATIONAL OPERATIONS. IF THERE IS ANY PROBLEM WITH THE MANUFACTURING PROCESS, OUR REVENUES AND NET PROFITABILITY MAY BE REDUCED.

      We are using nine factories in the People's Republic of China to manufacture the majority of our karaoke machines. These factories will be producing approximately 95% of our karaoke products in fiscal 2006. Our arrangements with these factories are subject to the risks of doing business abroad, such as import duties, trade restrictions, work stoppages, and foreign currency fluctuations, limitations on the repatriation of earnings and political instability, which could have an adverse impact on our business. Furthermore, we have limited control over the manufacturing processes themselves. As a result, any difficulties encountered by our third-party manufacturers that result in product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis could adversely affect our revenues, profitability and cash flow. Also, since we do not have written agreements with any of these factories, we are subject to additional uncertainty if the factories do not deliver products to us on a timely basis.

WE DEPEND ON THIRD PARTY SUPPLIERS FOR PARTS FOR OUR KARAOKE MACHINES AND RELATED PRODUCTS, AND IF WE CANNOT OBTAIN SUPPLIES AS NEEDED, OUR OPERATIONS WILL BE SEVERELY DAMAGED.

      Our growth and ability to meet customer demand depends in part on our capability to obtain timely deliveries of karaoke machines and our electronic products. We rely on third party suppliers to produce the parts and materials we use to manufacture and produce these products. If our suppliers are unable to provide our factories with the parts and supplies, we will be unable to produce our products. We cannot guarantee that we will be able to purchase the parts we need at reasonable prices or in a timely fashion. In the last several years, there have been shortages of certain chips that we use in our karaoke machines. If we are unable to anticipate any shortages of parts and materials in the future, we may experience severe production problems, which would impact our sales.

CONSUMER DISCRETIONARY SPENDING MAY AFFECT KARAOKE PURCHASES AND IS AFFECTED BY VARIOUS ECONOMIC CONDITIONS AND CHANGES.

      Our business and financial performance may be damaged more than most companies by adverse financial conditions affecting our business or by a general weakening of the economy. Purchases of karaoke machines and music are considered discretionary for consumers. Our success will therefore be influenced by a number of economic factors affecting discretionary and consumer spending, such as employment levels, business, interest rates, and taxation rates, all of which are not under our control. Additionally, other extraordinary events such as terrorist attacks or military engagements, which adversely affect the retail environment may restrict consumer spending and thereby adversely affect our sales growth and profitability.

WE MAY HAVE INFRINGED THE COPYRIGHTS OF CERTAIN MUSIC PUBLISHERS AND IF WE VIOLATE FEDERAL COPYRIGHT LAWS, WE WILL BE SUBJECT TO MONETARY PENALTIES.

      Over the past several years, we have received notices from several music publishers who have alleged that we did not have the proper copyright licenses to sell certain songs included in our compact discs with graphics discs ("CDG"s). CDG's are compact discs which contain the musical recordings of the karaoke songs and graphics which contain the lyrics of the songs. We have settled or are in the process of settling all of these copyright infringement issues with these publishers. We have spent approximately $70,000 to settle these copyright infringement suits in fiscal year 2004 and 2005. These copyright infringement claims may have a negative effect on our ability to sell our music products to our customers. If we do not have the proper copyright licenses for any other songs that are included in our CD+G's and cassettes, we will be subject to additional liability under the federal copyright laws, which could include settlements with the music publishers and payment of monetary damages.

WE MAY BE SUBJECT TO CLAIMS FROM THIRD PARTIES FOR UNAUTHORIZED USE OF THEIR PROPRIETARY TECHNOLOGY, COPYRIGHTS OR TRADE SECRETS AND ANY CLAIMS ASSERTED AGAINST US COULD AFFECT OUR NET PROFITABILITY.

      We believe that we independently developed the technology used in our electronic and audio software products and that it does not infringe on the proprietary rights, copyrights or trade secrets of others. However, we cannot assure you that we have not infringed on the proprietary rights of third parties or those third parties will not make infringement violation claims against us. During fiscal 2000, Tanashin Denki, Ltd., a Japanese company that holds a patent on a cassette tape drive mechanism alleged that some of our karaoke machines violated their patents. We settled the matters with Tanashin in December 1999. Subsequently in December 2002, Tanashin again alleged that some of our karaoke machines violated their patents. We entered into another settlement agreement with them in May 2003. In addition to Tanashin, we could receive infringement claims from other third parties. Any infringement claims may have a negative effect on our profitability and financial condition.

WE ARE EXPOSED TO THE CREDIT RISK OF OUR CUSTOMERS, WHO ARE EXPERIENCING FINANCIAL DIFFICULTIES, AND IF THESE CUSTOMERS ARE UNABLE TO PAY US, OUR REVENUES AND PROFITABILITY WILL BE REDUCED.

      We sell products to retailers, including department stores, lifestyle merchants, direct mail retailers, which are catalogs and showrooms, national chains, specialty stores, and warehouse clubs. Some of these retailers, such as K-Mart, FAO Schwarz and KB Toys, have engaged in leveraged buyouts or transactions in which they incurred a significant amount of debt, and operated under the protection of bankruptcy laws. As of July 25, 2005, we are aware of only two customers, FAO Schwarz and KB Toys, which are operating under the protection of bankruptcy laws. Deterioration in the financial condition of our customers could result in bad debt expense to us and have a material adverse effect on our revenues and future profitability.

A DISRUPTION IN THE OPERATION OF OUR WAREHOUSE CENTERS IN CALIFORNIA OR FLORIDA COULD IMPACT OUR ABILITY TO DELIVER MERCHANDISE TO OUR STORES, WHICH COULD ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

      A significant amount of our merchandise is shipped to our customers from one of our two warehouses, which are located in Compton, California, and Coconut Creek, Florida. Events such as fire or other catastrophic events, any malfunction or disruption of our centralized information systems or shipping problems may result in delays or disruptions in the timely distribution of merchandise to our customers, which could substantially decrease our revenues and profitability.

OUR BUSINESS OPERATIONS COULD BE DISRUPTED IF THERE ARE LABOR PROBLEMS ON THE WEST COAST.

      During fiscal 2005, approximately 36% of our sales were domestic warehouse sales, which were made from our warehouses in California and Florida. During the third quarter of fiscal 2003, the dock strike on the West Coast affected sales of two of our karaoke products and we estimate that we lost between $3 and $5 million in orders because we could not get the containers of these products off the pier. If another strike or work slow-down occurs and we do not have a sufficient level of inventory, a strike or work slow-down would result in increased costs to us and may reduce our profitability.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE WHICH MAY CAUSE INVESTORS TO LOSE ALL OR A PORTION OF THEIR INVESTMENT.

      From June 1, 2004 through June 1, 2005, our common stock has traded between a high of $1.00 and a low of $0.33. During this period, we have lost senior executives and Board members, had liquidity problems, and incurred a net loss of $3.6 million in fiscal 2005. Our stock price may continue to be volatile based on similar or other adverse developments in our business. In addition, the stock market periodically experiences significant adverse price and volume fluctuations which may be unrelated to the operating performance of particular companies.

IF INVESTORS SHORT OUR SECURITIES, IT MAY CAUSE OUR STOCK PRICE TO DECLINE.

      During the past year, a number of investors have held a short position in our common stock. As of July 25, 2005, investors hold a short position in 201,880 shares of our common stock which represents 2.0% of our public float. The anticipated downward pressure on our stock price due to actual or anticipated sales of our stock by some institutions or individuals who engage in short sales of our common stock could cause our stock price to decline. Additionally, if our stock price declines, it may be more difficult for us to raise capital.

OUR OBLIGATION TO MAKE SEVERANCE PAYMENTS COULD PREVENT OR DELAY TAKEOVERS.

      Our employment agreement with Yi Ping Chan requires us, under certain conditions, to make substantial severance payments to him if he resigns after a change of control. As of June 30, 2005, Mr. Chan is entitled to severance payments of $250,000. These provisions could delay or impede a merger, tender offer or other transaction resulting in a change in control of the Singing Machine, even if such a transaction would have significant benefits to our shareholders. As a result, these provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

                   RISKS ASSOCIATED WITH OUR CAPITAL STRUCTURE

OUR COMMON STOCK MAY BE DELISTED FROM THE AMERICAN STOCK EXCHANGE, WHICH MAY HAVE A MATERIAL ADVERSE IMPACT ON THE PRICING AND TRADING OF OUR COMMON STOCK.

      We have received a non-compliance notice from The American Stock Exchange (the "Amex") on July 18, 2005. The notice indicated that we have fallen below the continued listing standards of the Amex and our listing is being continued pursuant to an extension. Specifically, for the fiscal year ended March 31, 2005, we were not in compliance with the minimum shareholders' equity requirement of $2,000,000, and had reported net losses in each of the past two fiscal years, resulting in our non-compliance with Sections 1003(a)(i) and 1003(a)(iv) of the Amex Company Guide. In addition, we failed to announce in a press release, as required by Section 610(b) of the Amex Company Guide, that it received an audit opinion which contained a going concern qualification as disclosed in its Form 10-K for fiscal 2005 that was filed on June 29, 2005.

      In order to maintain our Amex listing, we submitted a plan on August 18, 2005 advising the Amex of actions we will take, which may allow us to regain compliance within a maximum of 18 months and 12 months from July 18, 2005, respectively. The Listings Qualifications Department has evaluated the plan, and pursuant to a notice which we received on September 28, 2005, the Amex has determined that we have made a reasonable demonstration in the plan of an ability to regain compliance. We are now able to continue our listing during the plan period of up to 18 months and 12 months from July 18, 2005, respectively (July 18, 2006 and January 18, 2007, respectively), during which time we will be subject to periodic review to determine whether we are making progress consistent with the plan.

      If we do not regain compliance within a maximum of 18 months and 12 months from July 18, 2005, respectively, we would trade on the Over-the-Counter Bulletin Board and the market price for shares of our common stock could decline. Further, if our common stock is removed from listing on Amex, it may become more difficult for us to raise funds through the sales of our common stock or securities.

IF OUR OUTSTANDING DERIVATIVE SECURITIES ARE EXERCISED OR CONVERTED, OUR EXISTING SHAREHOLDERS WILL SUFFER DILUTION.

      As of June 30, 2005, there were outstanding stock options to purchase an aggregate of 1,662,610 shares of common stock at exercise prices ranging from $.60 to $14.30 per share, not all of which are immediately exercisable. The weighted average exercise price of the outstanding stock options is approximately $2.53 per share. As of June 30, 2005, there were outstanding immediately exercisable option to purchase an aggregate of 775,831 shares of our common stock. There were outstanding stock warrants to purchase 591,040 shares of common stock at exercise prices ranging from $1.46 to $4.03 per share, all of which are exercisable. The weighted average exercise price of the outstanding stock warrants is approximately $1.91 per share. In addition, we have issued $4,000,000 of convertible debentures, which are convertible into an aggregate of 2,831,858 shares of common stock. To the extent that the aforementioned convertible securities are exercised or converted, dilution to our stockholders will occur.

THE $4 MILLION PRIVATE PLACEMENT THAT WE CLOSED IN SEPTEMBER 2003 WILL AFFECT OUR ABILITY TO RAISE CAPITAL IN THE FUTURE.

      On September 8, 2003, we closed a private offering in which we issued $4 million of convertible debentures and stock purchase warrants to six institutional investors. As part of this investment, we agreed to several limitations on our corporate actions, some of which limit our ability to raise financing in the future. If we enter into any financing transactions prior to January 21, 2006, we need to offer the institutional investors the right to participate in such offering in an amount equal to the greater of (a) the principal amount of the debentures currently outstanding or (b) 50% of the financing offered to the outside investment group. For example, if we offer to sell $10 million worth of our securities to an outside investment group, the institutional investors will have the right to purchase up to $5 million of the offering. This right may affect our ability to attract other investors if we require external financing to remain in operations. Furthermore, for a period of 90 days after the effective date of the registration statement registering shares of common stock issuable upon conversion of the convertible debentures and the warrants, we cannot sell any securities.

      Additionally, we cannot:

      o sell any of our securities in any transactions where the exercise price is adjusted based on the trading price of our common stock at any time after the initial issuance of such securities.

      o sell any securities which grant investors the right to receive additional shares based on any future transaction on terms more favorable than those granted to the investor in the initial offering

      These limitations are in place until the earlier of February 20, 2006 or the date on which all the debentures are converted into shares of our common stock.

FUTURE SALES OF OUR COMMON STOCK HELD BY CURRENT STOCKHOLDERS AND INVESTORS MAY DEPRESS OUR STOCK PRICE.

      As of July 31, 2005, there were 10,047,371 shares of our common stock outstanding. Of these shares, approximately 960,924 shares are eligible for sale under Rule 144. We have filed two registration statements registering an aggregate 3,794,250 of shares of our common stock (a registration statement on Form S-8 to registt 6 0 er the sale of 1,844,250 shares underlying options granted under our 1994 Stock Option Plan and a registration statement on Form S-8 to register 1,950,000 shares of our common stock underlying options granted under our Year 2001 Stock Option Plan). An additional registration statement on Form S-1, of which this Prospectus is a part, was filed in October 2003, registering an aggregate of 2,795,465 shares of our common stock. The market price of our common stock could drop due to the sale of large number of shares of our common stock, such as the shares sold pursuant to the registration statements or under Rule 144, or the perception that these sales could occur.

OUR STOCK PRICE MAY DECREASE IF WE ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK.

      Our Certificate of Incorporation authorizes the issuance of 18,900,000 shares of common stock. As of July 25, 2005, we had 10,047,371 shares of common stock issued and outstanding and an aggregate of 2,253,650 shares issuable under our outstanding options and warrants. We also have an obligation to issue up to 2,831,858 shares upon conversion of our debentures and have reserved 207,791 additional shares for interest payment on the debentures. As such, our Board of Directors has the power, without stockholder approval, to issue up to 4,458,108 shares of common stock.

      Any issuance of additional shares of common stock, whether by us to new stockholders or the exercise of outstanding warrants or options, may result in a reduction of the book value or market price of our outstanding common stock. Issuance of additional shares will reduce the proportionate ownership and voting power of our then existing stockholders.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY AND COULD DEPRESS THE PRICE OF OUR COMMON STOCK.

      Delaware law and our certificate of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of our company or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions of our restated certificate of incorporation include: authorizing our board of directors to issue additional preferred stock, limiting the persons who may call special meetings of stockholders, and establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

                              SELLING STOCKHOLDERS

      The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

      The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.


                                     SHARES BENEFICIALLY OWNED                                   SHARES BENEFICIALLY OWNED
                                       PRIOR TO THE OFFERING                                        AFTER THE OFFERING
                                -----------------------------------                     -------------------------------------------
                                                                          TOTAL
             NAME                     NUMBER            PERCENT       SHARES OFFERED        NUMBER                PERCENT
------------------------------  -------------------    ----------     ----------------    --------------       -------------
Bernard Appel                               23,521         *                    3,521            20,000              *
Harvey Judkowitz                            23,521         *                    3,521            20,000              *
Jay Bauer                                1,230,504      12.25%                  3,521         1,226,983           12.21%
Marc Goldberg                                1,174         *                    1,174                 0             --
Stewart Merkin                               1,174         *                    1,174                 0             --
     * Less than one percent.
-----------------------------------------------------------------------------------------------------------------------------------

     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the debentures and exercise of the debenture warrants is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

                              PLAN OF DISTRIBUTION

      Sales of the shares may be effected by or for the account of the selling stockholders from time to time in transactions (which may include block transactions) on The American Stock Exchange, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the shares directly to purchasers, through broker-dealers acting as agents of the selling stockholders, or to broker-dealers acting as agents for the selling stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time in transactions (which may include block transactions) on The American Stock Exchange, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

      We have agreed to bear all expenses of registration of the shares other than legal fees and expenses, if any, of counsel or other advisors of the selling stockholders. The selling stockholders will bear any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of their shares.

      We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

INTERESTS OF NAMED EXPERTS AND COUNSEL

      The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP, 1065 Avenue of the Americas, 21st Floor, New York, NY 10018.

      INFORMATION INCORPORATED BY REFERENCE

      The Securities and Exchange Commission allows us to incorporate by reference certain of our publicly-filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed with the SEC are incorporated herein by reference:

      o Reference is made to the Registrant's Form 8-Ks (file no. 000-24968) filed with the SEC which are hereby incorporated by reference.

      o Reference is made to the Registrant's quarterly report on Form 10-Q for the period ending June 30, 2005, as filed with the SEC on August 15, 2005 (file no. 000-24968), which is hereby incorporated by reference.

      o Reference is made to the Registrant's annual report on Form 10-K for the year ended March 31, 2005, as filed with the SEC on June 29, 2005 (file no. 000-24968), which is hereby incorporated by reference.

      o Reference is made to the Registrant's quarterly report on Form 10-Q for the period ending December 31, 2004, as filed with the SEC on February 14, 2005 (file no. 000-24968), which is hereby incorporated by reference.

      o Reference is made to the Registrant's quarterly report on Form 10-QSB for the period ending September 30, 2004, as amended, as filed with the SEC on November 15, 2004 (file no. 000-24968), which is hereby incorporated by reference.

      We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to Yi Ping Chan.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      As a Delaware corporation, we are subject to the Delaware General Corporation Law. Section 102(b)(7) of Delaware law enables a corporation in its certificate of incorporation to eliminate or limit personal liability of members of its Board of Directors for monetary damages for breach of a director's fiduciary duty of care. Article 10 of our Certificate of Incorporation provides that a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit and contains a comparable provision. Under Section 174 of Delaware law, directors are subject to personal liability if they declare dividends or have the corporate buy back, acquire or purchase shares of its common stock in circumstances which are not permitted by Delaware law. Under Delaware law, directors cannot declare dividends unless the company has legally available surplus, as such term is defined under Delaware law, or the dividends are declared out of net profits in the fiscal year in which the dividend is declared. Directors can not authorize the acquisition, purchase or redemption of shares of a company's common stock unless such transaction is authorized by the company's articles of incorporation.

      Section 145 of Delaware law permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Article VI of our Bylaws provides that our officers, directors, employees or agent shall be indemnified to the full extent permitted by Delaware law. Article VI also provides that we may advance expenses to a director prior to the final disposition of the action. However, if required under Delaware law, we may require an officer or director to give us an undertaking in advance of the final disposition that he will repay all amounts so advanced, if it shall ultimately be determined that such officer or director is not entitled to be indemnified under our by-laws or otherwise.

      The above discussion of Delaware law and our certificate of incorporation and bylaws is not intended to be exhaustive and is qualified in its entirety by our certificate of incorporation, bylaws and Delaware law.

ADDITIONAL INFORMATION AVAILABLE TO YOU

      This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, You can obtain copies from the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. Our common stock is listed on The Over-The-Counter Bulletin Board.

      No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.

                            ------------------------
                          12,911 SHARES OF COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                                 ---------------

                                 October 7, 2005

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

      Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"), is not required to be filed with the Securities and Exchange Commission and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

      The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

      o Reference is made to the Registrant's Form 8-Ks (file no. 000-24968) filed with the SEC which are hereby incorporated by reference.

      o Reference is made to the Registrant's quarterly report on Form 10-Q for the period ending June 30, 2005, as filed with the SEC on August 15, 2005 (file no. 000-24968), which is hereby incorporated by reference.

      o Reference is made to the Registrant's annual report on Form 10-K for the year ended March 31, 2005, as filed with the SEC on June 29, 2005 (file no. 000-24968), which is hereby incorporated by reference.

      o Reference is made to the Registrant's quarterly report on Form 10-Q for the period ending December 31, 2004, as filed with the SEC on February 14, 2005 (file no. 000-24968), which is hereby incorporated by reference.

      o Reference is made to the Registrant's quarterly report on Form 10-Q for the period ending September 30, 2004, as amended, as filed with the SEC on November 15, 2004 (file no. 000-24968), which is hereby incorporated by reference.

ITEM 4.  DESCRIPTION OF SECURITIES.

      Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

      The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP, 1065 Avenue of Americas, 21st flr., New York, NY 10018.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      As a Delaware corporation, we are subject to the Delaware General Corporation Law. Section 102(b)(7) of Delaware law enables a corporation in its certificate of incorporation to eliminate or limit personal liability of members of its Board of Directors for monetary damages for breach of a director's fiduciary duty of care. Article 10 of our Certificate of Incorporation provides that a director shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit and contains a comparable provision. Under Section 174 of Delaware law, directors are subject to personal liability if they declare dividends or have the corporate buy back, acquire or purchase shares of its common stock in circumstances which are not permitted by Delaware law. Under Delaware law, directors can not declare dividends unless the company has legally available surplus, as such term is defined under Delaware law, or the dividends are declared out of net profits in the fiscal year in which the dividend is declared. Directors can not authorize the acquisition, purchase or redemption of shares of a company's common stock unless such transaction is authorized by the company's articles of incorporation.


      Section 145 of Delaware law permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Article VI of our Bylaws provides that our officers, directors, employees or agent shall be indemnified to the full extent permitted by Delaware law. Article VI also provides that we may advance expenses to a director prior to the final disposition of the action. However, if required under Delaware law, we may require an officer or director to give us an undertaking in advance of the final disposition that he will repay all amounts so advanced, if it shall ultimately be determined that such officer or director is not entitled to be indemnified under our by-laws or otherwise.

      The above discussion of Delaware law and our certificate of incorporation and bylaws is not intended to be exhaustive and is qualified in its entirety by our certificate of incorporation, bylaws and Delaware law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

      Not Applicable.

ITEM 8.  EXHIBITS.

      EXHIBIT NUMBER EXHIBIT

      4.1 Year 2001 Stock Option Plan, as amended (incorporated by reference to the Company's Post Effective Amendment No. 1 on Form S-8 filed on April 20, 2004).

      5.1   Opinion of Sichenzia Ross Friedman Ference LLP

      23.1  Consent of Sichenzia Ross Friedman Ference LLP is contained in
            Exhibit 5.1

      23.2  Consent of Accountants

      24.1  Power of Attorney (included in the Signature Page)

ITEM 9.  UNDERTAKINGS.

      (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Coconut Creek, State of Florida on October 7, 2005.


                                        THE SINGING MACHINE COMPANY, INC.

                                        By:  /s/ Yi Ping Chan
                                           -------------------------------------
                                                 Yi Ping Chan
                                                 Chief Executive Officer
                                                 (Principal Executive Officer)


                                        By:  /s/ Danny Zheng
                                           -------------------------------------
                                                 Danny Zheng
                                                 Chief Financial Officer
                                                 (Principal Financial Officer)

                                POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Yi Ping Chan his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated:

              Signature                   Title                       Date
              ---------                   -----                       ----

 /s/ Yi Ping Chan            Interim Chief Executive Officer    October 7, 2005
--------------------------     and Chief Operating Officer
Yi Ping Chan

 /s/ Danny Zheng                Chief Financial Officer         October 7, 2005
--------------------------
Danny Zheng

 /s/                                 Director                   October 7, 2005
--------------------------
Josef A. Bauer

 /s/ Harvey Judkowitz                Director                   October 7, 2005
--------------------------
Harvey Judkowitz

 /s/ Bernard Appel                   Director                    October 7, 2005
--------------------------
Bernard Appel

 /s/ Stewart Merkin                  Director                    October 7, 2005
--------------------------
Stewart Merkin

 /s/ Marc Goldberg                   Director                    October 7, 2005
--------------------------
Marc Goldberg

EXHIBIT
NUMBER EXHIBIT

4.1 Year 2001 Stock Option Plan, as amended (incorporated by reference to the Company's Post Effective Amendment No. 1 on Form S-8 filed on April 20,
      2004).

5.1   Opinion of Sichenzia Ross Friedman Ference LLP

23.1  Consent of Sichenzia Ross Friedman Ference LLP is contained in Exhibit
      5.1.

23.2  Consent of Auditors

24.1  Power of Attorney (included in the Signature Page).